Exhibit 99.1

[TIAA-CREF Letterhead]
<<Name>> <<Address1>>	Information enclosed about your retirement account. Details below.

Dear TIAA-CREF Participant:

We’re writing to give you some important information about your TIAA annuity contract.

Here’s what you need to know:

•

Enclosed is a legal document, called an endorsement, notifying you about changes to the TIAA Real Estate Account, which may be available under your plan. The endorsement states that transfers into the TIAA Real Estate Account will be limited if your Real Estate Account balance – across all contracts, if you have more than one contract – would exceed $150,000 as a result of the transfer.

This dollar limit doesn’t apply to contributions made to your account. Also, this dollar limit doesn’t apply to transfers that you make to the Real Estate Account through a systematic withdrawal and transfer (SWAT) program, automatic rebalancing, a TIAA-sponsored advice product or service, or a Transfer Payout Annuity. Please read the endorsement carefully for more details.

•

By limiting transfers to the Real Estate Account, as described above, we expect the amount going into and out of the Account will be more predictable and will enhance our ability to invest and manage the Real Estate Account’s portfolio with a long-term perspective. This is consistent with the Account’s strategy and we also believe it’s in the best interest of TIAA-CREF participants.

•	This change is effective March 31, 2011.
•	We’ve enclosed one endorsement for each different contract type you own:
<nnnnnnnnnn> <nnnnnnnnnn> <nnnnnnnnnn> <nnnnnnnnnn>

Please note that if you have other TIAA contracts and they’re not listed above, the endorsement doesn’t apply to them.

•

You may get an endorsement for a contract even if you don’t have a balance in the TIAA Real Estate Account or are no longer contributing to the contract. If you recently closed a contract, either by withdrawing the entire balance or using the entire balance for retirement income, please disregard that contract’s endorsement.

Remember, you don’t need to do anything.

Just keep the endorsement with your important files.

Questions? We’re here to help.

We value our relationship with you and are committed to helping you plan for – and live well in – retirement. If you have any questions, please call us at 800 842-2252, Monday to Friday from 8 a.m. to 10 p.m. and Saturday from 9 a.m. to 6 p.m., (ET). One of our consultants will be happy to help you.

Sincerely,